Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Atlantic Coast Financial Corporation of our report dated April 1, 2013, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Atlantic Coast Financial Corporation for the year ended December 31, 2012. Our report dated April 1, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Jacksonville, Florida

September 10, 2013